   As filed with the Securities and Exchange Commission on October 25, 2001
                                                           Registration No. 333-


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               -----------------
                                VERISIGN, INC.
            (Exact name of Registrant as specified in its charter)

                      Delaware                 94-3221585
                   (State or other               (I.R.S.
                    jurisdiction         employeridentification
                 ofincorporation or               no.)
                    organization)


                               -----------------

                           487 East Middlefield Road
                        Mountain View, California 94043
                                (650) 961-7500

(Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               -----------------

                              Stratton D. Sclavos
                     President and Chief Executive Officer
                                VeriSign, Inc.
                           487 East Middlefield Road
                        Mountain View, California 94043
                                (650) 961-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
                            Jeffrey R. Vetter, Esq.
                           R. Gregory Roussel, Esq.
                            Melanie P. Grace, Esq.
                              Fenwick & West LLP
                             Two Palo Alto Square
                          Palo Alto, California 94306

                               -----------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                    ProposedMaximum      Amount of
Title of Each Class of Securities to be Registered Offering Price (1) Registration Fee
---------------------------------------------------------------------------------------
     Common stock, $0.001 par value per share.....    $750,000,000        $187,500
---------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   (1) The Registrant is registering an indeterminate number of shares of common stock as may be issued at various times and at indeterminate prices, with a total public offering price not to exceed $750,000,000. This figure is an estimate made solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             SUBJECT TO COMPLETION

                              (October 25, 2001)

                                 $750,000,000

[LOGO] VERISIGN

                                VERISIGN, INC.

                                 Common Stock

   This prospectus will allow us to issue our common stock, from time to time in one or more offerings. We may sell these securities from time to time in one or more offerings up to a total public offering price of $750,000,000. We will provide specific terms of these offerings in supplements to this prospectus. You should read this prospectus and the supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

   The common stock is listed on the Nasdaq National Market under the symbol "VRSN."

   On October 24, 2001 the closing price per share of the common stock on the Nasdaq National Market was $49.45.

                               -----------------


The common stock offered involves a high degree of risk. See "RISK FACTORS" on page 4, and in supplements to this prospectus.

                               -----------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------


                  The date of this prospectus is      , 2001.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may offer common stock from time to time in one or more offerings up to a total public offering price of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time that we offer any common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

   Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy statements and other information about us. The address of the Commission's website is http://www.sec.gov.

   Our common stock is quoted for trading on the Nasdaq National Market. You can inspect reports, proxy statements and other information about us at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

   This prospectus is part of a registration statement on Form S-3 that we filed with the Commission. Some of the information in the registration statement has been omitted from this prospectus under the rules of the Commission. There is additional information about us in the registration statement and the exhibits and schedules filed with the registration statement. Statements in this prospectus about any contract or any other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. You can inspect a copy of the registration statement without charge at the offices of the Commission in Washington, D.C. You may obtain a copy of all or any part of the registration statement for a fee from the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   This prospectus incorporates by reference important business and financial information that is not presented in or delivered with this document. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different.

   The following documents filed with the Commission are incorporated by reference into this prospectus:

   . our annual report on Form 10-K for the fiscal year ended December 31, 2000;

   . our quarterly reports on Form 10-Q for the quarterly periods ended March
     31 and June 30, 2001;

   . our current reports on Form 8-K dated June 1 and September 27, 2001; and

   . the description of our common stock in our registration statement on Form
     8-A, SEC file number 000-23593, dated January 6, 1998, and any amendment or report filed for the purpose of updating that description.

   All documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference into and deemed to be a part of this prospectus from the date of filing of those documents.

   Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus to you, without charge, upon written or oral request. You should direct any requests for copies to Investor Relations, VeriSign, Inc., 487 East Middlefield Road, Mountain View, California 94043, telephone: (650) 961-7500.

                                   VERISIGN

   VeriSign is a leading provider of trusted infrastructure services to website owners, enterprises, electronic commerce service providers and individuals. Our domain name registration, digital certificate, global registry and payment services provide the critical web identity, authentication and transaction infrastructure that online businesses need to establish their web identities and to conduct secure e-commerce and communications. Our services support businesses and consumers from the moment they first establish an Internet presence through the entire lifecycle of e-commerce activities.

   Our core authentication service offerings were established as the cornerstone of the business in 1995 with the introduction of website digital certificates. Through our secure online infrastructure we sell our website digital certificates to online businesses, large enterprises, government agencies and other organizations. We also offer VeriSign OnSite, a managed service that allows an organization to leverage our trusted data processing infrastructure to develop and deploy customized digital certificate services for use by employees, customers and business partners.

   We market our payment services worldwide through multiple distribution channels, including the Internet, direct sales, telesales, value added resellers, and systems integrators. A significant portion of our payment services revenues to date has been generated through sales from our website, but we intend to continue to expand our direct sales force, both in the United States and abroad, and to continue to expand our other distribution channels.
   Our registry business, now VeriSign Global Registry Service, is the exclusive registry for second level domain names within the .com, .net and .org top-level domains under agreements with the Internet Corporation for Assigned Names and Numbers, or ICANN, and the Department of Commerce, or DOC. Internet domain names are unique identities that enable businesses, other organizations and individuals to communicate and conduct commerce on the Internet. As a registry, VeriSign Global Registry Service maintains the master directory of all second level domain names in the .com, .net and .org top-level domains. VeriSign Global Registry Service owns and maintains the shared registration system that allows all registrars, including our own, to enter new second level domain names into the master directory and to submit modifications, transfers, re-registrations and deletions for existing second level domain names. As of June 30, 2001, the VeriSign Global Registry Service had approximately 32.4 million domain names under management in its authoritative database of domain names ending in .com, .net and .org.

   Our web presence services business markets second level domain name registration services, through our registrar, and other value- added services that enable our customers to establish their identities on the web. As of June 30, 2001, our registrar had approximately 16.0 million domain names under management in the .com, .net and .org top-level domains.

   We were incorporated in Delaware in April 1995. Our principal executive offices are located at 487 East Middlefield Road, Mountain View, California 94043. Our telephone number is (650) 961-7500. VeriSign and the VeriSign logo are registered trademarks of VeriSign, Inc. This prospectus or any prospectus supplement also contains trademarks of other companies and organizations. Our website is located at verisign.com. Information contained in our website is not part of this prospectus or any prospectus supplement.

                                 RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any prospectus supplement, including the information incorporated by reference, before deciding to invest in our common stock. If any of the risks described below materializes, our operating results and financial condition could be adversely affected and the trading price of our common stock could decline.

We have a limited operating history under our current business structure.

   We were incorporated in April 1995, and began introducing our trusted infrastructure services in June 1995. In addition, we completed several acquisitions in 2000 and 2001. Therefore, we have only a limited operating history on which to base an evaluation of our consolidated business and prospects. Our success will depend on many factors, including, but not limited to, the following:

  .  the successful integration of the acquired companies;

  . the rate and timing of the growth and use of Internet protocol, or IP, networks for electronic commerce and communications;

  . the extent to which digital certificates and domain names are used for these communications or electronic commerce;

  .  the continued growth in the number of web sites;

  .  the growth in demand for our payment services;

  . the continued evolution of electronic commerce as a viable means of conducting business;

  . the demand for our Internet infrastructure services, digital certificates and web presence services;

  .  the competition for any of our services;

  . the perceived security of electronic commerce and communications over IP networks;

  . the perceived security of our services, technology, infrastructure and practices; and

  . our continued ability to maintain our current, and enter into additional, strategic relationships.

   To address these risks we must, among other things:

  . successfully market our Internet infrastructure services, digital certificates and our web presence services to new and existing customers;

  .  attract, integrate, train, retain and motivate qualified personnel;

  .  respond to competitive developments;

  . successfully introduce new Internet infrastructure services and web presence services; and

  . successfully introduce enhancements to our existing Internet infrastructure services, digital certificates and web presence services to address new technologies and standards and changing market conditions.

   We cannot be certain that we will successfully address these risks.

Our business depends on the future growth of the Internet and adoption and continued use of IP networks.

   Our future success substantially depends on the continued growth in the use of the Internet and IP networks. If the use of and interest in the Internet and IP networks does not continue to grow, our business would be harmed. To date, many businesses and consumers have been deterred from utilizing the Internet and IP networks for a number of reasons, including, but not limited to:

  .  potentially inadequate development of network infrastructure;

  . security concerns, particularly for online payments, including the potential for merchant or user impersonation and fraud or theft of stored data and information communicated over IP networks;

  . privacy concerns, including the potential for third parties obtaining personally identifiable information about users to disclose or sell data without notice to or the consent of such users;

  .  other security concerns such as attacks on popular websites by "hackers;"

  .  inconsistent quality of service;

  .  lack of availability of cost-effective, high-speed systems and service;

  .  limited number of local access points for corporate users;

  .  inability to integrate business applications on IP networks;

  .  the need to operate with multiple and frequently incompatible products;

  .  government regulation; and

  .  a lack of tools to simplify access to and use of IP networks.

   The widespread acceptance of the Internet and IP networks will require a broad acceptance of new methods of conducting business and exchanging information. Organizations that already have invested substantial resources in other methods of conducting business may be reluctant to adopt new methods. Also, individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to change.

We may not be able to sustain our revenue growth and our near-term success depends, in part, on the growth of the web presence services business.

   We may not be able to sustain the revenue growth we have experienced in recent periods. In addition, past revenue growth may not be indicative of future operating results. If we do not successfully maintain our current position as a leading provider of domain name registration services or develop or market additional value-added web presence services and products, our business could be harmed.

   Our web presence services will account for a significant portion of our revenue in at least the near term. Our future success will depend largely on:

  .  continued new domain name registrations;

  .  re-registration rates of our customers;

  . our ability to maintain our current position as a leading registrar of domain names;

  . the successful development, introduction and market acceptance of new web presence services that address the demands of Internet users;

  .  our ability to provide robust domain name registration systems; and

  . our ability to provide a superior customer service infrastructure for our web presence services.

Issues arising from implementing agreements with ICANN and the Department of Commerce could harm our registration business.

   The Department of Commerce, or DOC, has adopted a plan for a phased transition of the DOC's responsibilities for the domain name system to the Internet Corporation for Assigned Names and Numbers, or ICANN. We face risks from this transition, including the following:

  . ICANN could adopt or promote policies, procedures or programs that are unfavorable to our role in the registration of domain names or that are inconsistent with our current or future plans;

  . the DOC or ICANN could terminate our agreements to be the registry or a registrar in the .com, .net and .org top-level domains if they find that we are in violation of our agreements with them;

  . if our agreements to be the registry for the .com, .org or .net top-level domains, or a registrar for existing and new top-level domains are terminated, we may not be able to sustain the revenue growth we experienced in recent periods;

  . the terms of the registrar accreditation contract could change, as a result of an ICANN-adopted policy, in a manner that is unfavorable to us;

  . the DOC's or ICANN's interpretation of provisions of our agreements with either of them could differ from ours;

  . the DOC could revoke its recognition of ICANN, as a result of which the DOC would take the place of ICANN for purposes of the various agreements described above, and could take actions that are harmful to us;

  . ICANN has approved new top-level domains and we may not be permitted to act as a registrar with respect to some of those top-level domains;

  . the U.S. Government could refuse to transfer certain responsibilities for domain name system administration to ICANN due to security, stability or other reasons, resulting in fragmentation or other instability in domain name system administration; and

  . our registry business could face legal or other challenges resulting from the activities of registrars.

Challenges to ongoing privatization of Internet administration could harm our web presence services business.

   Risks we face from challenges by third parties, including other domestic and foreign governmental authorities, to our role in the ongoing privatization of the Internet include:

  . legal, regulatory or other challenges could be brought, including challenges to the agreements governing our relationship with the DOC or ICANN, or to the legal authority underlying the roles and actions of the DOC, ICANN or us;

  . Congress has held several hearings in which various issues about the domain name system and ICANN's practices have been raised and Congress could take action that is unfavorable to us;

  . Congress has issued a Conference Report directing the General Accounting Office to review the relationship between the DOC and ICANN and the adequacy of security arrangements under existing DOC cooperative agreements. An adverse report could cause Congress to take action that is unfavorable to us or the stability of the domain name system;

  . ICANN could fail to maintain its role, potentially resulting in instability in domain name system administration; and

  . some foreign governments and governmental authorities have in the past disagreed with, and may in the future disagree with, the actions, policies or programs of ICANN, the U.S. Government and us relating to the domain name system. These foreign governments or governmental authorities may take actions or adopt policies or programs that are harmful to our business.

Our quarterly operating results may fluctuate and our future revenues and profitability are uncertain.

   Our quarterly operating results have varied and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include the following:

  .  continued market acceptance of our trusted infrastructure services;

  . the long sales and implementation cycles for, and potentially large order sizes of, some of our Internet trust services and the timing and execution of individual contracts;

  . volume of domain name registrations through our web presence services business and our Global Registry Service business;

  . customer renewal rates for our Internet infrastructure services and web presence services;

  . competition in the web presence services business from competing registrars and registries;

  .  the introduction of additional alternative Internet naming systems;

  . the timing of releases of new versions of Internet browsers or other third-party software products and networking equipment that include our digital certificate service interface technology;

  .  the mix of all our offered services sold during a quarter;

  . our success in marketing other Internet infrastructure services and web presence value-added services to our existing customers and to new customers;

  . continued development of our direct and indirect distribution channels, both in the U.S. and abroad;

  . market acceptance of our Internet infrastructure services and new service offerings or our competitors' products and services;

  . a decrease in the level of spending for IT related products and services by enterprise customers;

  .  our ability to expand operations;

  . our success in assimilating the operations and personnel of any acquired businesses;

  . the amount and timing of expenditures related to expansion of our operations;

  . the impact of price changes in our Internet infrastructure services and web presence services or our competitors' products and services; and

  . general economic and market conditions as well as economic and market conditions specific to IP network and Internet industries.

   In addition, we expect a significant increase in our operating expenses as we:

  .  increase our sales and marketing operations and activities; and

  .  continue to update our systems and infrastructure.

   If the increase in our expenses is not accompanied by a corresponding increase in our revenues, our operating results will suffer, particularly as revenues from many of our services are recognized ratably over the term of the service, rather than immediately when the customer pays for them, unlike our sales and marketing expenditures, which are expensed in full when incurred.

   Due to all of the above factors, our quarterly revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, operating results may fall below our expectations and the expectations of securities analysts or investors in one or more future quarters. If this were to occur, the market price of our common stock would likely decline.

   In addition, the terrorist acts of September 11, 2001 have created an uncertain economic environment and we cannot predict the impact of these events, any subsequent terrorist acts or of any related military action, on our customers or business. We believe that, in light of these events, some businesses may curtail spending on information technology, which could also affect our quarterly results in the future.

We face significant competition.

   We anticipate that the market for services that enable trusted and secure electronic commerce and communications over IP networks will remain intensely competitive. We compete with larger and smaller companies that provide products and services that are similar to some aspects of our Internet infrastructure services. Our competitors may develop new technologies in the future that are perceived as being more secure, effective or cost efficient than the technology underlying our trust services. We expect that competition will increase in the near term, and that our primary long-term competitors may not yet have entered the market.

   Increased competition could result in pricing pressures, reduced margins or the failure of our Internet trust services to achieve or maintain market acceptance, any of which could harm our business. Several of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. As a result, we may not be able to compete effectively.

   In connection with our first round of financing, RSA contributed certain technology to us and entered into a non-competition agreement with us under which RSA agreed that it would not compete with our certificate authority business for a period of five years. This non-competition agreement expired in April 2000. We believe that, because RSA, which is now a wholly owned subsidiary of RSA Security, has already developed expertise in the area of cryptography, its barriers to entry would be lower than those that would be encountered by our other potential competitors should RSA choose to enter the digital certificate market. If RSA were to enter into the digital certificate market, our business could be materially harmed.

   Seven new top-level domain registries, .aero, .biz, .coop, .info, .museum, .name and .pro, are expected to begin accepting domain name registrations in the near future. Since we will not serve as a registry for these new top-level domains, we will not receive the annual registry fee for domain name registrations under these top-level domains. The commencement of registrations in these new top-level domains could have the effect of reduced demand for .com and .net domain name registrations. If the new top-level domains do reduce the demand for domain name registrations in .com and .net, our business could be materially harmed.

   The agreements among ICANN, the DOC, us and other registrars permit flexibility in pricing for and term of registrations. Our revenues, therefore, could be reduced due to pricing pressures, bundled service offerings and variable terms from our competitors. Some registrars and resellers in the .com,
 .net and .org top-level domains are already charging lower prices for web presence services in those domains. In addition, other entities are bundling, and may in the future bundle, domain name registrations with other products or services at reduced rates or for free.

Acquisitions could harm our business.

   We made several acquisitions in 2000 and 2001. In addition, we have recently announced our proposed acquisition of Illuminet Holdings, Inc., which recently completed several acquisitions of its own. We could experience difficulty in integrating the personnel, products, technologies or operations of these companies and these difficulties could be compounded by the fact that Illuminet is facing similar integration issues. Assimilating acquired businesses involves a number of other risks, including, but not limited to:

  .  the potential disruption of our business;

  . the potential impairment of relationships with our employees, customers and strategic partners;

  .  unanticipated costs or the incurrence of unknown liabilities;

  . the need to manage more geographically-dispersed operations, such as our offices in Virginia, North Carolina, South Africa and Europe;

  .  diversion of management's resources from other business concerns;

  .  the inability to retain the employees of the acquired businesses;

  .  adverse effects on existing customer relationships of acquired companies;

  . the difficulty of assimilating the operations and personnel of the acquired businesses;

  .  the potential incompatibility of business cultures;

  .  any perceived adverse changes in business focus;

  . our inability to incorporate acquired technologies successfully into our Internet infrastructure services; and

  . the inability to maintain uniform standards, controls, procedures and policies.

   If we are unable to successfully address any of these risks for future acquisitions, our business could be harmed.

   Additionally, we are required under generally accepted accounting principles to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. For example, there is risk that we may incur additional expenses associated with a write-off of a portion of goodwill and other intangible assets due to changes in market condition, as was the case when we recorded a non-cash charge of $9.9 billion related to write downs of goodwill for stock-based acquisitions in the second quarter of 2001.

Our Internet infrastructure services market is new and evolving.

   We target our Internet infrastructure services at the market for trusted and secure electronic commerce and communications over IP networks. This is a new and rapidly evolving market that may not continue to grow.

   Accordingly, the demand for our Internet infrastructure services is very uncertain. Even if the market for electronic commerce and communications over IP networks grows, our Internet infrastructure services may not be widely accepted. The factors that may affect the level of market acceptance of digital certificates and, consequently, our Internet infrastructure services include the following:

  . market acceptance of products and services based upon authentication technologies other than those we use;

  .  public perception of the security of digital certificates and IP networks;

  . the ability of the Internet infrastructure to accommodate increased levels of usage; and

  . government regulations affecting electronic commerce and communications over IP networks.

   Even if digital certificates achieve market acceptance, our Internet infrastructure services may fail to address the market's requirements adequately. If digital certificates do not sustain or increase their acceptance, or if our Internet infrastructure services in particular do not achieve or sustain market acceptance, our business would be materially harmed.

System interruptions and security breaches could harm our business.

   We depend on the uninterrupted operation of our various domain name registration systems, secure data centers and other computer and communications systems. We must protect these systems from loss, damage or interruption caused by fire, earthquake, power loss, telecommunications failure or other events beyond our control. Most of our systems are located at, and most of our customer information is stored in, our facilities in Mountain View, California and Kawasaki, Japan, both of which are susceptible to earthquakes, and Dulles and Herndon, Virginia. Though we have back-up power resources, our California locations are susceptible to recent electric power shortages. All of our web presence services systems, including those used in our domain name registry and registrar business are located at our Dulles and Herndon, Virginia facilities. Any damage or failure that causes interruptions in any of these facilities or our other computer and communications systems could materially harm our business.

   In addition, our ability to issue digital certificates and register domain names depends on the efficient operation of the Internet connections from customers to our secure data centers and our various registration systems as well as from customers to our registrar and from our registrar and other registrars to the shared registration system. These connections depend upon efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages in the past. Any of these problems or outages could decrease customer satisfaction.

   A failure in the operation of our various registration systems, our domain name zone servers, the domain name root servers or other events could result in deletion of one or more domain names from the Internet for a period of time. A failure in the operation of our shared registration system could result in the inability of one or more other registrars to register and maintain domain names for a period of time. A failure in the operation or update of the master database that we maintain could result in deletion of one or more top-level domains from the Internet and the discontinuation of second-level domain names in those top-level domains for a period of time. The inability of our registrar systems, including our back office billing and collections infrastructure, and telecommunications systems to meet the demands of a large number of domain name registration requests and corresponding customer e-mails and telephone calls, including speculative, otherwise abusive and repetitive e-mail domain name registration and modification requests, could result in substantial degradation in our customer support service and our ability to process, bill and collect registration requests in a timely manner.

   We retain certain confidential customer information in our secure data centers and various registration systems. It is critical to our business strategy that our facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Our domain name registration operations also depend on our ability to maintain our computer and telecommunications equipment in effective working order and to reasonably protect our systems against interruption and potentially depends on protection by other registrars in the shared registration system. The root zone servers and top-level domain name zone servers that we operate are critical hardware to our web presence operations. Therefore, we may have to expend significant time and money to maintain or increase the security of our facilities and infrastructure.

   Despite our security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, and attacks by hackers or similar disruptive problems. It is possible that we may have to expend additional financial and other resources to address such problems. Any physical or electronic break-ins or other security breaches or compromises of the information stored at our secure data centers and domain name registration systems may jeopardize the security of information stored on our premises or in the computer systems and networks of our customers. In such an event, we could face significant liability and customers could be reluctant to use our Internet infrastructure services and web presence services. Such an occurrence could also result in adverse publicity and therefore adversely affect the market's perception of the security of electronic commerce and communications over IP networks as well as of the security or reliability of our services.

We rely on a continuous power supply to conduct our operations, and California's current energy crisis could disrupt our operations and increase our expenses.

   California is in the midst of an energy crisis that could disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%,

California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the state. If blackouts interrupt our power supply, we may be temporarily unable to operate. Any such interruption in our ability to continue operations could delay the development of our products. Future interruptions could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

   Furthermore, the deregulation of the energy industry instituted in 1996 by the California government and shortages in wholesale electricity supplies have caused power prices to increase. If wholesale prices continue to increase, our operating expenses will likely increase, as our headquarters and many of our employees are based in California.

Some of our investments in other companies resulted in losses and may result in losses in the future.

   We have equity and debt investments in a number of companies. In most instances, these investments are in the form of equity and debt securities of private companies for which there is no public market. These companies are typically in the early stage of development and may be expected to incur substantial losses. Therefore, these companies may never become publicly traded companies. Even if they do, an active trading market for their securities may never develop and we may never realize any return on these investments. Further, if these companies are not successful, we could incur charges related to write-downs or write-offs of these types of assets. Due to the recent volatility in the stock market in general, and the market prices of securities of technology companies in particular, in the first quarter of 2001, we determined that the decline in value of some of our public and private equity security investments was other than temporary and recognized a loss of $74.7 million related to the decline in value of these investments. Due to the inherent risk associated with some of our investments, and in light of current stock market conditions, we may incur future losses on the sales, write-downs or write-offs of our investments.

Technological changes will affect our business.

   The emerging nature of the Internet, digital certificate business, the domain name registration business and payment services business, and their rapid evolution, require us continually to improve the performance, features and reliability of our Internet infrastructure services and web presence services, particularly in response to competitive offerings. We must also introduce any new Internet infrastructure services and web presence services, as quickly as possible. The success of new Internet infrastructure services and web presence services depends on several factors, including proper new service definition and timely completion, introduction and market acceptance. We may not succeed in developing and marketing new Internet infrastructure services and web presence services that respond to competitive and technological developments and changing customer needs. This could harm our business.

We must manage our growth and expansion.

   Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. We have grown from 26 employees at December 31, 1995 to over 2,500 employees at September 30, 2001, not including those from our non-wholly owned subsidiaries. In addition to internal growth, our employee base grew through acquisitions. We have also opened additional sales offices and have significantly expanded our operations, both in the U.S. and abroad, during this time period. To be successful, we will need to implement additional management information systems, continue the development of our operating, administrative, financial and accounting systems and controls and maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations. Any failure to manage growth effectively could harm our business.

We depend on key personnel.

   We depend on the performance of our senior management team and other key employees. Our success will also depend on our ability to attract, integrate, train, retain and motivate these individuals and additional highly skilled technical and sales and marketing personnel, both in the U.S. and abroad. There is intense competition for these personnel. In addition, our stringent hiring practices for some of our key personnel, which consist of background checks into prospective employees' criminal and financial histories, further limit the number of qualified persons for these positions.

   We have no employment agreements with any of our key executives that prevent them from leaving VeriSign at any time. In addition, we do not maintain key person life insurance for any of our officers or key employees other than our president and chief executive officer. The loss of the services of any of our senior management team or other key employees or failure to attract, integrate, train, retain and motivate additional key employees could harm our business.

We rely on third parties who maintain and control root zone servers and route Internet communications.

   We currently administer and operate only two of the 13 root zone servers. The others are administered and operated by independent operators on a volunteer basis. Because of the importance to the functioning of the Internet of these root zone servers, our global registry services business could be harmed if these volunteer operators fail to maintain these servers properly or abandon these servers, which would place additional capacity demands on the two root zone servers we operate.

   Further, our global registry services business could be harmed if any of these volunteer operators fails to include or provide accessibility to the data that it maintains in the root zone servers that it controls. In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, as provided in our registry agreement with ICANN, it is required to ensure that the authoritative root will point to the top-level domain zone servers designated by it. If ICANN does not do this, our business could be harmed.

   Our web presence services and registry services businesses also could be harmed if a significant number of Internet service providers decided not to route Internet communications to or from domain names registered by us or if a significant number of Internet service providers decided to provide routing to a set of domain name servers that did not point to our domain name zone servers.

We must establish and maintain strategic and other relationships.

   One of our significant business strategies has been to enter into strategic or other similar collaborative relationships in order to reach a larger customer base than we could reach through our direct sales and marketing efforts. We may need to enter into additional relationships to execute our business plan. We may not be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms. If we fail to enter into additional relationships, we would have to devote substantially more resources to the distribution, sale and marketing of our Internet infrastructure services and web presence services than we would otherwise.

   Our success in obtaining results from these relationships will depend both on the ultimate success of the other parties to these relationships, particularly in the use and promotion of IP networks for trusted and secure electronic commerce and communications, and on the ability of these parties to market our Internet infrastructure services successfully.

   Furthermore, our ability to achieve future growth will also depend on our ability to continue to establish direct seller channels and to develop multiple distribution channels, particularly with respect to our web presence services business. To do this we must maintain relationships with Internet access providers and other third parties. Failure of one or more of our strategic relationships to result in the development and maintenance of a market for our Internet infrastructure services or web presence services could harm our business. Many of our existing relationships do not, and any future relationships may not, afford us any exclusive marketing or distribution rights. In addition, the other parties may not view their relationships with us as significant for their own businesses. Therefore, they could reduce their commitment to us at any time in the future. These parties could also pursue alternative technologies or develop alternative products and services either on their own or in collaboration with others, including our competitors. If we are unable to maintain our relationships or to enter into additional relationships, this could harm our business.

Some of our Internet trust services have lengthy sales and implementation cycles.

   We market many of our Internet infrastructure services directly to large companies and government agencies. The sale and implementation of our services to these entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources. This process is also subject to the risk of delays associated with customers' internal budgeting and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. As a result, the sales and implementation cycles associated with certain of our Internet trust services can be lengthy, potentially lasting from three to six months. Our quarterly and annual operating results could be materially harmed if orders forecasted for a specific customer for a particular quarter are not realized.

Our services could have unknown defects.

   Services as complex as those we offer or develop frequently contain undetected defects or errors. Despite testing, defects or errors may occur in our existing or new services, which could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, tort or warranty claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. Furthermore, we often provide implementation, customization, consulting and other technical services in connection with the implementation and ongoing maintenance of our services, which typically involves working with sophisticated software, computing and communications systems. Our failure or inability to meet customer expectations in a timely manner could also result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, injury to our reputation and increased costs.

Public key cryptography technology is subject to risks.

   Our Internet infrastructure services depend on public key cryptography technology. With public key cryptography technology, a user is given a public key and a private key, both of which are required to perform encryption and decryption operations. The security afforded by this technology depends on the integrity of a user's private key and that it is not lost, stolen or otherwise compromised. The integrity of private keys also depends in part on the application of specific mathematical principles known as "factoring." This integrity is predicated on the assumption that the factoring of large numbers into their prime number components is difficult. Should an easy factoring method be developed, the security of encryption products utilizing public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of our existing Internet trust services obsolete or unmarketable. If improved techniques for attacking cryptographic systems were ever developed, we would likely have to reissue digital certificates to some or all of our customers, which could damage our reputation and brand or otherwise harm our business. In the past there have been public announcements of the successful attack upon cryptographic keys of certain kinds and lengths and of the potential misappropriation of private keys and other activation data. This type of publicity could also hurt the public perception as to the safety of the public key cryptography technology included in our digital certificates. This negative public perception could harm our business.

Our international operations are subject to certain risks.

   Revenues from international subsidiaries and affiliates accounted for approximately 13% of our revenues in the second quarter of 2001 and approximately 12% of our revenues in the first six months of 2001. We intend to expand our international operations and international sales and marketing activities. For example, with our acquisition of THAWTE we have additional operations in South Africa and with our acquisition of Network Solutions, we have additional operations in Asia and Europe. Expansion into these markets has required and will continue to require significant management attention and resources. We may also need to tailor our Internet infrastructure trust services and web presence services for a particular market and to enter into international distribution and operating relationships. We have limited experience in localizing our services and in developing international distribution or operating relationships. We may not succeed in expanding our services into international markets. Failure to do so could harm our business. In addition, there are risks inherent in doing business on an international basis, including, among others:

  . competition with foreign companies or other domestic companies entering the foreign markets in which we operate;

  .  regulatory requirements;

  .  legal uncertainty regarding liability and compliance with foreign laws;

  . export and import restrictions on cryptographic technology and products incorporating that technology;

  .  tariffs and other trade barriers and restrictions;

  .  difficulties in staffing and managing foreign operations;

  .  longer sales and payment cycles;

  .  problems in collecting accounts receivable;

  . currency fluctuations, as all of our international revenues from VeriSign Japan, K.K. and THAWTE (South Africa) are not denominated in U.S. dollars;

  .  difficulty of authenticating customer information;

  .  political instability;

  .  failure of foreign laws to protect our U.S. proprietary rights adequately;

  .  more stringent privacy policies in foreign countries;

  . additional vulnerability from terrorist groups targeting American interests abroad;

  .  seasonal reductions in business activity; and

  .  potentially adverse tax consequences.

   We have licensed to our affiliates the VeriSign Processing Center platform, which is designed to replicate our own secure data centers and allows the affiliate to offer back-end processing of Internet infrastructure services. The VeriSign Processing Center platform provides an affiliate with the knowledge and technology to offer Internet infrastructure services similar to those offered by us. It is critical to our business strategy that the facilities and infrastructure used in issuing and marketing digital certificates remain secure and we are perceived by the marketplace to be secure. Although we provide the affiliate with training in security and trust practices, network management and customer service and support, these practices are performed by the affiliate and are outside of our control.

   Any failure of an affiliate to maintain the privacy of confidential customer information could result in negative publicity and therefore adversely affect the market's perception of the security of our services as well as the security of electronic commerce and communication over IP networks generally.

Our Internet infrastructure services could be affected by government regulation.

   Exports of software products utilizing encryption technology are generally restricted by the United States and various non-United States governments. Although we have obtained approval to export our Global Server digital certificate service, and none of our other Internet infrastructure services are currently subject to export controls under United States law, the list of products and countries for which export approval is required could be revised in the future to include more digital certificate products and related services. It is possible that the terrorist acts of September 11, 2001 will increase the scrutiny of, and further government restrictions on, exportation of software products utilizing encryption technology. If we do not obtain required approvals, we may not be able to sell specific Internet infrastructure services in international markets. There are currently no federal laws or regulations that specifically control certificate authorities, but a limited number of states have enacted legislation or regulations with respect to certificate authorities. If our market for digital certificates grows, the United States federal or state or non-United States governments may choose to enact further regulations governing certificate authorities or other providers of digital certificate products and related services. These regulations or the costs of complying with these regulations could harm our business.

We face risks related to intellectual property rights.

   Our success depends on our internally developed technologies and other intellectual property. Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our trade secrets or other forms of our intellectual property without authorization. In addition, it is possible that others may independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer. In the future, we may have to resort to litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This type of litigation, regardless of its outcome, could result in substantial costs and diversion of management and technical resources.

   We also license third-party technology, such as public key cryptography technology licensed from RSA and other technology that is used in our products, to perform key functions. These third-party technology licenses may not continue to be available to us on commercially reasonable terms or at all. Our business could suffer if we lost the rights to use these technologies. A third party could claim that the licensed software infringes a patent or other proprietary right. Litigation between the licensor and a third party or between us and a third party could lead to royalty obligations for which we are not indemnified or for which indemnification is insufficient, or we may not be able to obtain any additional license on commercially reasonable terms or at all. The loss of, or our inability to obtain or maintain, any of these technology licenses could delay the introduction of our Internet infrastructure services until equivalent technology, if available, is identified, licensed and integrated. This could harm our business.

From time to time, we have received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights.

   Infringement or other claims could be made against us in the future. Any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and it could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be harmed.

   In addition, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. Because of the growth of the Internet and Internet-related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology. There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and we believe that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights. For example, we recently had a complaint filed against us alleging patent infringement.

We have implemented anti-takeover provisions.

   Our amended and restated certificate of incorporation and bylaws, contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include:

  . our stockholders may take action only at a meeting and not by written consent;

  . our board must be given advance notice regarding stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors;

  . we have a classified board of directors, with the board being divided into three classes that serve staggered three-year terms;

  . vacancies on our board may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office; and

  . special meetings of our stockholders may be called only by the chairman of the board, the president or the board, not by our stockholders.

   While we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirors to negotiate with our board of directors, these provisions may apply even if the offer may be considered beneficial by some stockholders.

                 CAUTION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our plans, expectations, estimates and beliefs. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The important factors that could cause our results to differ include those discussed under the section entitled "Risk Factors" in any prospectus supplement, as well as the section entitled "Factors That May Affect Future Results of Operations" in item 2 of our Form 10-Q for the quarterly period ended June 30, 2001 and similar sections in the other documents incorporated into this prospectus by reference. We encourage you to read these sections carefully. We may not update information in this prospectus or incorporated by reference into this prospectus if any forward-looking statement later turns out to be inaccurate.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of common stock that we may offer under this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include possible acquisitions, investments, capital expenditures, working capital and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock or other securities and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth.

                             PLAN OF DISTRIBUTION

   We may sell the common stock from time to time in underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

   . a fixed price or prices, which may be changed;

   . market prices prevailing at the time of sale;

   . prices related to the prevailing market prices; or

   . negotiated prices.

   We may solicit directly offers to purchase the common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

   If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

   If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

   With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

   Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

   The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Fenwick & West LLP, Palo Alto, California. Legal matters relating to our common stock offered by this prospectus may be passed upon for any agents or underwriters by the counsel for the agents or underwriters named in the applicable prospectus supplement.

                                    EXPERTS

   The consolidated financial statements of VeriSign, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    --------------------------------------
                    --------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of its date.

                               -----------------


                               TABLE OF CONTENTS

                                                               Page
                                                               ----
             About this Prospectus............................   1
             Where You Can Find More Information..............   1
             Incorporation of Documents by Reference..........   2
             VeriSign.........................................   3
             Risk Factors.....................................   4
             Caution Regarding Forward-Looking Statements.....  17
             Use of Proceeds..................................  18
             Dividend Policy..................................  18
             Plan of Distribution.............................  19
             Legal Matters....................................  20
             Experts..........................................  20

                               -----------------

                    --------------------------------------
                    --------------------------------------


                    --------------------------------------
                    --------------------------------------

                                    Shares

                                VeriSign, Inc.

                                 Common Stock

                               -----------------

[LOGO] VERISIGN

                               -----------------

                    --------------------------------------
                    --------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

   The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

   Securities and Exchange Commission registration fee............. $187,500
   NASD filing fee.................................................   30,500
   Accounting fees and expenses....................................   50,000
   Legal fees and expenses.........................................  150,000
   Printing and engraving..........................................   50,000
   Blue sky fees and expenses......................................    5,000
   Transfer agent fees and expenses................................   10,000
   Miscellaneous...................................................   17,000
                                                                    --------
      Total........................................................ $500,000

--------

Item 15. Indemnification Of Directors And Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

   As permitted by the Delaware General Corporation Law, the Registrant's Third Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or (iv) for any transaction from which the director derived an improper personal benefit.

   As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Bylaws provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;
(ii) the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Certificate of Incorporation, its Amended and Restated Bylaws, or agreement; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and (iv) the rights conferred in the Amended and Restated Bylaws are not exclusive.

   The Registrant has entered into Indemnification Agreements with each of its current directors and certain of its executive officers and intends to enter into such Indemnification Agreements with each of its other executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

   The Registrant has obtained directors' and officers' liability insurance with a per claim and annual aggregate coverage limit of $25 million.

   The form(s) of any Underwriting Agreement(s) to be incorporated by reference herein may include provisions regarding the indemnification of officers and directors of the registrant by the underwriters.

Item 16. Exhibits.

   The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number                     Exhibit Description
------                     -------------------

  1.01  Form(s) of Underwriting Agreement(s).*

  5.01  Opinion of Fenwick & West LLP.

 23.01  Consent of KPMG LLP.

 23.03  Consent of Fenwick & West LLP (included in Exhibit 5.01).

 24.01  Power of Attorney (see Page II-4).

--------
* To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.


Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 24th day of October, 2001.

                                          VERISIGN, INC.

                                          By:    /s/ STRATTON D. SCLAVOS

                                             -----------------------------------
                                             Stratton D. Sclavos,
                                          President and Chief Executive Officer

   KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stratton D. Sclavos, Dana L. Evan and James M. Ulam, and each of them, his or her attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated on the 24th day of October 2001.

           Signature                                 Title
           ---------                                 -----
Principal Executive Officer:

    /s/ STRATTON D. SCLAVOS     President, Chief Executive Officer and Director
-------------------------------
      Stratton D. Sclavos

Principal Financial Officer and
Principal Accounting Officer:

       /s/ DANA L. EVAN         Executive Vice President of Finance and
-------------------------------   Administration and Chief Financial Officer
         Dana L. Evan

Additional Directors:

      /s/ D. JAMES BIDZOS       Chairman of the Board
-------------------------------
        D. James Bidzos

     /s/ WILLIAM CHENEVICH      Director
-------------------------------
       William Chenevich

     /s/ KEVIN R. COMPTON       Director
-------------------------------
       Kevin R. Compton

      /s/ DAVID J. COWAN        Director
-------------------------------
        David J. Cowan

      /s/ SCOTT G. KRIENS       Director
-------------------------------
        Scott G. Kriens

        /s/ GREG REYES          Director
-------------------------------
          Greg Reyes

------------------------------- Director
       Timothy Tomlinson

                                 EXHIBIT INDEX

Exhibit
Number                     Exhibit Description
 1.01   Form(s) of Underwriting Agreement(s).*
 5.01   Opinion of Fenwick & West LLP.
 23.01  Consent of KPMG LLP.
 23.03  Consent of Fenwick & West LLP (included in Exhibit 5.01).
 24.01  Power of Attorney (see Page II-4).

--------
* To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.